UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 14, 2009
LHC GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	8082	71-0918189

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)
420 West Pinhook Rd., Suite A
Lafayette, LA 70503
(Address of Principal Executive Offices, including Zip Code)
(337) 233-1307
(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD
Item 7.01. Regulation FD Disclosure.
We have received inquiries today regarding a lawsuit filed in Tennessee entitled United States of America ex rel Sally Christine Summers v. LHC Group, Inc. This lawsuit was filed by a previously terminated employee of the company and claims a violation of the “False Claims Act” at a single agency. The employee was terminated in December 2008 for cause, following counseling sessions in accordance with our human resources policy.
The complaint in this case was improperly and illegally filed in public and not under seal as is required by federal law. This is a fatal defect that courts have stated mandates dismissal of the complaint with prejudice. It should also be noted that the government has not intervened in this case and, to our knowledge, has not even considered the facts of the allegations since the case was not filed under seal.
As is customary when any allegation is made, in accordance with our compliance program we initiated a thorough internal review of the allegations. We reviewed the OASIS assessments to determine home-bound status, medical necessity and appropriateness of services provided, including therapy. We concluded based on that review that the proper level of care was provided and necessary. Additionally, we had patient files reviewed by independent therapists who also concluded that therapy was needed. As a result of these procedures, we determined the allegations were without merit.
LHC Group maintains a compliance program that includes a hotline for each employee to call if they have compliance concerns. This hotline has been operated since 2004 by Global Compliance Services, a third party nationally recognized vendor. Upon being hired, each employee is provided education regarding the hotline and this is supplemented by annual compliance training. At no time did the company receive any complaints on the hotline from this former employee or anyone else associated with this provider.
Although the company has not yet been served with this lawsuit, we intend to take every action possible to seek a dismissal of this matter as quickly as possible.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LHC GROUP, INC.
By:	/s/ Peter J. Roman
Peter J. Roman
Senior Vice President and Chief Financial Officer

Dated: April 14, 2009